Exhibit (l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 12, 2015

The Gabelli Go Anywhere Trust
One Corporate Center
Rye, New York 10580-1422

Re:	The Gabelli Go Anywhere Trust —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Go Anywhere Trust, a statutory trust (the “Fund”) created under the Delaware Statutory Trust Act, in connection with the issuance and sale by the Fund of up to 4,500,000 of the Fund’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), and up to 1,500,000 Series A Cumulative Puttable and Callable Preferred Shares, par value $0.001 per share, and with a liquidation preference of $40.00 per share (the “Series A Preferred Shares,” and collectively with the Common Shares, the “Shares”), to be sold as 1,500,000 combinations (the “Combinations”) consisting of three Common Shares and one Series A Preferred Share.

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i)        the notification of registration on Form N-8A (File No. 811-23035) of the Fund (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on March 2, 2015;

(ii)       the Registration Statement on Form N-2 (File Nos. 333-202459 and 811-23035) of the Fund relating to the Shares and the Combinations filed with the Commission on March 3, 2015 under the Securities Act and the 1940 Act, and as amended by Pre-Effective Amendment No. 1 on April 17, 2015 and as proposed to be amended by Pre-Effective

The Gabelli Go Anywhere Trust
May 12, 2015

Amendment No. 2 on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)      the form of Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Fund, as issuer, Gabelli Funds, LLC, as investment adviser to the Fund, and G.research, Inc. (the “Distributor”), filed as an exhibit to the Registration Statement;

(iv)      a copy of the Fund’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware as of May 11, 2015 and as certified by the Secretary of the Fund as of the date hereof;

(v)      a copy of the Fund’s Agreement and Declaration of Trust, dated February 26, 2015 (the “Declaration”), as certified by the Secretary of the Fund as of the date hereof;

(vi)      a copy of the Fund’s By-Laws, as amended and in effect as of the date hereof (the “By-Laws”), as certified by the Secretary of the Fund as of the date hereof;

(vii)     a copy of a form of the Fund’s Statement of Preferences for the Series A Preferred Shares (the “Statement of Preferences”), as certified by the Secretary of the Fund as of the date hereof;

(viii)    certain resolutions adopted by the Board of Trustees of the Fund, adopted on April 23, 2015, relating to the creation, issuance and sale of the Shares as Combinations and related matters, as certified by the Secretary of the Fund as of the date hereof; and

(ix)      a form of certain resolutions proposed to be adopted by the pricing committee established by the Board of Trustees of the Fund relating to the issuance and sale of the Shares as Combinations (the “Pricing Committee Resolutions”), as certified by the Secretary of the Fund as of the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials.

The Gabelli Go Anywhere Trust
May 12, 2015

In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that the Statement of Preferences and the Pricing Committee Resolutions will be adopted by the pricing committee of the Board of Trustees of the Fund in substantially the form reviewed by us.  We have also assumed that the Distribution Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

Members of our firm are admitted to the practice of law in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act (the “DSTA”).

Based upon and subject to the foregoing, we are of the opinion that:

1.        the Shares have been duly authorized by all requisite statutory trust action on the part of the Fund under the DSTA; and

2.        when (a) the Registration Statement becomes effective; and (b) the Shares are issued and delivered by the Fund pursuant to the Distribution Agreement against payment of the consideration set forth therein, and duly entered into the share record books of the Fund, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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